Exhibit 99.1

United Refining Company Announces Completion of New Financing

Warren, PA. October 23/PR Newswire/—United Refining Company (URC), a leading regional refiner and marketer of petroleum products announces the completion of a new bank financing.

On October 20, 2015, URC consummated a new 5 year credit facility (the “New Facility”) of $475 million, consisting of a term loan (the “Term Loan”) of $250 million and a revolving credit facility (the “Revolving Credit Facility”) of $225 million, pursuant to the terms of an Amended, Restated and Consolidated Revolving Credit, Term Loan and Security Agreement. The Term Loan and Revolving Credit Facility are secured primarily by certain cash account, accounts receivable, inventory, the refinery located in Warren, Pennsylvania, the Cobham Park tank farm and the capital stock of Kiantone Pipeline Corporation. PNC Bank is acting as Administrative Agent & Lead Arranger for the New Facility.

The proceeds from the Revolving Credit Facility will be used for working capital needs and general corporate purposes.

The proceeds of the Term Loan were used to finance URC’s cash tender offer (the “Tender”) for any and all of its $237.5 million aggregate principal amount of outstanding 10.5% First Priority Senior Secured Notes due 2018. The Term Loan, which is currently bearing interest at less than 3%, will save URC approximately $17 million per year in interest expense at current rates. After giving effect to the Term Loan and Tender, cash on hand is in excess of $148 million.

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 355 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact:   John A. Catsimatidis, Chairman and CEO Telephone: (212) 956-5803.